Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact: Tim Wesley at (412) 825-1543

Wabtec Reports First Quarter Results; Affirms Previous 2004 Earnings Guidance

WILMERDING, Pa., April 23, 2004 — Wabtec Corporation (NYSE: WAB) today reported earnings per diluted share of 11 cents, net income of $4.8 million and EBITDA of $16.8 million for the 2004 first quarter. In the year-ago first quarter, the company had earnings per diluted share of 13 cents, net income of $5.7 million and EBITDA of $17 million.

The company also affirmed its previous guidance for 2004 full-year earnings per diluted share of about 70 cents, a growth rate of 35 percent compared to 2003.

“We currently expect to meet our earnings goal for the year,” said William E. Kassling, Wabtec’s chairman. “Our view is based on several positive indicators in the North American freight rail market, including growth in rail traffic, and strong orders for new freight cars and locomotives. In fact, based on first quarter orders of about 18,000 units, we now expect 2004 freight car deliveries to be about 41,000, which is higher than our original estimate of 36,000. This gives us confidence that our 2004 revenues will slightly exceed our original forecast of about $750 million. Looking beyond 2004, we remain bullish about our prospects as we continue to implement our strategic growth plans.”

2004 First Quarter Results

Sales were 11 percent higher than the prior-year quarter. In the Freight Group, sales increased 9 percent, mainly due to higher sales of freight car components in North America and electronics components in the United Kingdom. Transit Group sales were 16 percent higher, mainly due to increased sales of rail door assemblies.

The company’s gross margin was 25.2 percent, compared to 26.7 percent in the prior-year quarter. The lower margin resulted from three factors: increased manufacturing costs due to higher steel prices and the negative impact of foreign currency exchange rates on the company’s Canadian operations, inefficiencies related to the closing and relocation of an electronics plant from Canada to the U.S., and the ramp-up of low-margin rail door contracts in the Transit Group. The company is taking actions to improve margins in future quarters, including price increases and ongoing initiatives to increase productivity and efficiency.

Operating expenses were 9 percent higher, primarily due to higher medical and insurance costs. Interest expense increased by $604,000, due to the company’s sale of senior notes in August 2003. The notes enabled the company to convert short-term, variable-rate debt into fixed-rate debt at an attractive long-term interest rate. Other expense decreased 20 percent, and the company had an effective tax rate of 36.5 percent in both quarters.

Debt, net of cash, was $132 million (34 percent of total capital) at March 31, 2004, $179 million (46 percent of total capital) at March 31, 2003 and $120 million (33 percent of total capital) at Dec. 31, 2003. Net debt increased since year-end due to higher receivables and inventory.

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

This press release contains forward-looking statements, such as the statements regarding the company’s expectations about future earnings. The company’s actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight rail or passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

The company will conduct a conference call with analysts at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarter 2004	First Quarter 2003
Net sales	$188,228	$169,523
Cost of sales	(140,710)	(124,247)

Gross profit	47,518	45,276
Selling, general and administrative expenses	(26,440)	(23,707)
Engineering expenses	(8,812)	(8,268)
Amortization expense	(783)	(1,000)

Total operating expenses	(36,035)	(32,975)
Income from operations	11,483	12,301
Interest expense	(3,003)	(2,399)
Other expense, net	(910)	(1,136)

Income from continuing operations before income taxes	7,570	8,766
Income tax expense	(2,763)	(3,200)

Income from continuing operations	4,807	5,566
Discontinued operations
Income from discontinued operations (net of tax)	—	117

Net income	$4,807	$5,683

Earnings Per Common Share
Basic
Income from continuing operations	$0.11	$0.13
Income from discontinued operations	—	—
Net income	$0.11	$0.13
Diluted
Income from continuing operations	$0.11	$0.13
Income from discontinued operations	—	—
Net income	$0.11	$0.13
Weighted average shares outstanding
Basic	44,661	43,453

Diluted	45,336	43,599

Sales by Segment
Freight Group	$134,000	$122,634
Transit Group	54,228	46,889

Total	$188,228	$169,523

EBITDA Reconciliation
Net income	$4,807	$5,683
Interest expense	3,003	2,399
Income tax expense	2,763	3,200
Depreciation	5,470	4,717
Amortization	783	1,000

EBITDA	$16,826	$16,999